Exhibit 10.7

May 13, 2025

To:	Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103

From:	Barclays Bank PLC
1 Churchill Place
London E14 5HP
United Kingdom
Telephone: +44 (0)20 7623 2323

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Telephone: +1 212 526 7000

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Party A is not a member of the Securities Investor Protection Corporation. Party A is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.

Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Party A and Party B as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law); (ii) the election of U.S. Dollars as the Termination Currency; (iii) the word “first” shall be replaced with the word “third” each time it occurs in Section 5(a)(i) of the Agreement; and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Party A as if (a) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (b) the “Threshold Amount” with respect to Party A were three percent of the shareholders’ equity of Party A, (c) the following language were added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within one Local Business Day of such party’s receipt of written notice of its failure to pay.”; and (d) the term “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. For purposes of the 2002 Definitions, the Transaction is a Share Forward Transaction.

In the event of any inconsistency among the Agreement, this Confirmation, the 2002 Definitions, and the 2000 Definitions, the following will prevail in the order of precedence indicated: (i) this Confirmation, (ii) the 2002 Definitions, (iii) the 2000 Definitions, and (iv) the Agreement.

Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Party A:	Barclays Bank PLC, through its agent Barclays Capital Inc. (the “Agent”)

Party B:	Ameren Corporation

Trade Date:	May 13, 2025

Effective Date:	May 14, 2025

Base Amount:	Initially, 124,884 Shares. On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	January 15, 2027 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day thereafter, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i)1 and (ii)the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD 91.8850 per Share.

Daily Rate:	For any day, (i)(A)the Overnight Bank Rate for such day, minus (B)the Spread, divided by (ii)365.

Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Spread:	0.75%

Forward Price Reduction Date:	Each date (other than the Trade Date) set forth on Schedule I under the heading “Forward Price Reduction Date.”

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Shares:	Common stock, par value USD 0.01 per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “AEE”).

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

Calculation Agent:	Party A; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Party A is the Defaulting Party, Party B shall have the right to designate an independent nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives to replace Party A as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Any determination or calculation by the Calculation Agent in such capacity shall be made in good faith and in a commercially reasonable manner.

In the event that the Calculation Agent makes any determination or calculation pursuant to this Confirmation, the Agreement or the 2002 Definitions, promptly following receipt of a written request from either party hereto, the Calculation Agent shall provide an explanation in reasonable detail of the basis for such determination or calculation if requested by such party, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or proprietary or confidential information used by it for such determination or calculation.

Settlement Terms:

Settlement Date:	Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, as designated by (a) Party A pursuant to “Termination Settlement” below or (b) Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Party A no later than (i) 12:30 p.m. (New York City time) on the Scheduled Trading Day immediately prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, and (ii) a number of Scheduled Trading Days equal to the Notice Length prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that (i) the Maturity Date shall be a Settlement Date if on such date the Base Amount is greater than zero, (ii) if Physical Settlement applies and a Settlement Date specified above (including a Settlement Date occurring on the Maturity Date) is not a Clearance System Business Day, the Settlement Date shall be the next following Clearance System Business Day and (iii) if Cash Settlement or Net Share Settlement applies and Party A shall have fully unwound its hedge during the related Unwind Period with respect to the relevant Settlement Shares by a date that is more than one Scheduled Trading Day prior to a Settlement Date specified above, Party A may, by written notice to Party B, specify any Scheduled Trading Day prior to such originally specified Settlement Date as the Settlement Date.

Notice Length:

(a) 30 Scheduled Trading Days, if (x) Party B shall not have designated, on or prior to the date of such Settlement Notice, a Settlement Date under any Other Forward (as defined under “Other Forwards” below) for which Cash Settlement or Net Share Settlement is applicable or (y) Party B shall have designated, on or prior to the date of such Settlement Notice, a Settlement Date under one or more Other Forwards for which Cash Settlement or Net Share Settlement is applicable but no Overlap Unwind Period or Other Overlap Unwind Period (each as defined under “Other Forwards” below) would occur with respect to any Other Forward as a result of the election of Cash Settlement or Net Share Settlement, as the case may be, hereunder; or

(b) 60 Scheduled Trading Days, if Party B shall have designated, on or prior to the date of such Settlement Notice, a Settlement Date under one or more Other Forwards with one or more Other Forward Counterparties for which Cash Settlement or Net Share Settlement is applicable and an Overlap Unwind Period or Other Overlap Unwind Period would occur with respect to one or more Other Forwards with one (but only one) Other Forward Counterparty as a result of the election of Cash Settlement or Net Share Settlement, as the case may be, hereunder; or

(c) 90 Scheduled Trading Days, if Party B shall have designated, on or prior to the date of such Settlement Notice, a Settlement Date under two or more Other Forwards with two or more Other Forward Counterparties for which Cash Settlement or Net Share Settlement is applicable and an Overlap Unwind Period or Other Overlap Unwind Period would occur with respect to two or more Other Forwards with two (but only two) Other Forward Counterparties as a result of the election of Cash Settlement or Net Share Settlement, as the case may be, hereunder; or

(d) 120 Scheduled Trading Days, if Party B shall have designated, on or prior to the date of such Settlement Notice, a Settlement Date under all three Other Forwards with all three Other Forward Counterparties for which Cash Settlement or Net Share Settlement is applicable and an Overlap Unwind Period or Other Overlap Unwind Period would occur with respect to all three Other Forwards with all three Other Forward Counterparties as a result of the election of Cash Settlement or Net Share Settlement, as the case may be, hereunder.

Settlement Shares:	With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice or by Party A pursuant to “Termination Settlement” below; provided that on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date.

Settlement Method:	Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice delivered on or after the Effective Date that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in its good faith and commercially reasonable judgment, to unwind its hedge by the end of the Unwind Period in a manner that, in the good faith and commercially reasonable judgment of Party A based upon the advice of counsel, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Exchange Act or due to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period, or (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”). For the avoidance of doubt, during any Unwind Period, Party B may elect Physical Settlement (as described above) in respect of any Shares that are not Settlement Shares for the Cash Settlement or Net Share Settlement, as the case may be, to which such Unwind Period relates.

For greater clarity, with respect to any Settlement Date in respect of which Cash Settlement applies, Party A shall be deemed to have completed unwinding its hedge in respect of the portion of the Transaction to be settled on such Settlement Date when it purchases (or, to the extent applicable, unwinds derivative positions (including, but not limited to, swaps or options related to the Shares) resulting in Party A’s synthetic purchase of) an aggregate number of Shares equal to the number of Settlement Shares for such Settlement Date.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, Party B is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date and is electing Cash Settlement or Net Share Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”

Unwind Period:	Subject to the provisions below under the caption “Other Forwards,” each Exchange Business Day that is not a Suspension Day during the period from and including the first Exchange Business Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the Scheduled Trading Day immediately preceding such Settlement Date (or the immediately preceding Exchange Business Day if such Scheduled Trading Day is not an Exchange Business Day); subject to “Termination Settlement” below. If any Exchange Business Day during an Unwind Period is a Disrupted Day, the Calculation Agent shall make commercially reasonable adjustments to the terms of the Transaction (including, without limitation, the Cash Settlement Amount, the number of Net Share Settlement Shares and the 10b-18 VWAP) to account for the occurrence of such Disrupted Day.

Suspension Day:	Any Exchange Business Day on which Party A reasonably determines based on the advice of counsel that Cash Settlement or Net Share Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel.

Market Disruption Event:	Section 6.3(a) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:	On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A through the Clearance System the Settlement Shares for such Settlement Date, and Party A shall pay to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Party A, then the portion of the Physical Settlement Amount payable by Party A to Party B in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:	For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price on such Settlement Date and (ii) the number of Settlement Shares for such Settlement Date.

Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Settlement Date is a positive number, Party A will pay such Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of such Cash Settlement Amount to Party A. Such amount shall be paid on the Settlement Date by wire transfer of immediately available funds.

Cash Settlement Amount:	For any Settlement Date in respect of which Cash Settlement or Net Share Settlement applies, an amount determined by the Calculation Agent equal to the difference between (1) the product of (i) (A) the average Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the applicable Unwind Period, except as set forth in clause (2) below), minus USD 0.01, minus (B) the average of the 10b-18 VWAP prices per Share on each Exchange Business Day during such Unwind Period (provided that during any Overlap Unwind Period or Other Overlap Unwind Period, only those Exchange Business Days that constitute Overlap Observation Days shall be included in such calculation) (clause (B), the “Average Unwind 10b-18 VWAP”), multiplied by (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, multiplied by (ii) the number of Settlement Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the Cash Settlement Amount is a (i) positive number, Party A shall deliver to Party B the Net Share Settlement Shares, or (ii) negative number, Party B shall deliver to Party A the Net Share Settlement Shares; provided that if Party A determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares equal to the absolute value of the Cash Settlement Amount divided by the Average Unwind 10b-18 VWAP, with the number of Shares rounded up in the event such calculation results in a fractional number of Shares.

10b-18 VWAP:	For any Exchange Business Day during the Unwind Period that is not a Suspension Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades on the Exchange on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading session in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent. Party B acknowledges that Party A may refer to the Bloomberg Page “AEE <Equity> AQR SEC” (or any successor thereto), in its discretion, for such Exchange Business Day to determine the 10b-18 VWAP.

Settlement Currency:	USD.

Failure to Deliver:	Inapplicable.

Adjustments:

Extraordinary Events:	The consequences that would otherwise apply under Article 12 of the 2002 Definitions to any applicable Extraordinary Event shall not apply. In lieu of the applicable provisions contained in Article 12 of the 2002 Definitions, the consequences of any Extraordinary Event shall be as specified under the captions “Acceleration Events” and “Termination Settlement” below.

Tender Offer:	Applicable; provided that Section 12.1(d) of the 2002 Definitions shall be amended by replacing the reference therein to “10%” with a reference to “20%”.

Potential Adjustment Event:	The definition of “Potential Adjustment Event” in Section 11.2(e) of the 2002 Definitions shall not include clause (iii) thereof for purposes of the Transaction.

Notwithstanding Section 11.2(e)(v) of the 2002 Definitions, the following repurchases of Shares (if applicable) shall not be considered to be a Potential Adjustment Event:

(i) Shares withheld from employees of Party B or its Affiliates to pay certain withholding taxes upon the vesting of Share awards granted to such employees under compensation or benefit plans of Party B; and

(ii) Shares purchased in connection with the reinvestment of dividends by recipients of Share awards under Party B’s compensation or benefit plans; and

(iii) Shares purchased in connection with the operation of Party B’s 401(k) plans or dividend reinvestment and direct stock purchase plans; and

(iv) Shares purchased by Party B to offset any shareholder dilution arising from the exercise of options to purchase Shares.

Notwithstanding Section 11.2(e) of the 2002 Definitions, the following shall not be considered to be a Potential Adjustment Event: Any issuance of Shares by Party B to employees, officers and directors of Party B that are registered on SEC Form S-8.

Method of Adjustment:	Calculation Agent Adjustment; notwithstanding anything in the 2002 Definitions to the contrary, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Amount, the Forward Price and any other variable relevant to the settlement or payment terms of the Transaction.

Additional Adjustment:	If, in Party A’s good faith and commercially reasonable judgment, the stock loan fee to Party A (or an Affiliate thereof), excluding the federal funds rate (or other interest rate) component payable by the relevant stock lender to Party A or such Affiliate (the “Stock Loan Fee”), over any one month period (or, in respect of any day from, and including, the Trade Date to, but excluding, the date that is one month following the Trade Date, over the period of days as have elapsed from, and including, the Trade Date to, and including, such day), of borrowing a number of Shares equal to the Base Amount to hedge its exposure to the Transaction exceeds a weighted average rate equal to 50 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which the Stock Loan Fee exceeded a weighted average rate equal to 50 basis points per annum during such period. The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price and, upon the request of Party B, Party A shall provide an itemized list of the Stock Loan Fees for the applicable period specified above in this paragraph.

Account Details:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3.             Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Underwriting Agreement dated May 12, 2025 among Party B and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC, as Representatives of the several Underwriters (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Party B are true and correct or, as provided in the Underwriting Agreement or such certificate, true and correct in all material respects on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iii) the condition that Party B has delivered to Party A an opinion of counsel dated as of the Effective Date with respect to matters set forth in Section 3(a) of the Agreement, (iv) the satisfaction of all of the conditions set forth in Section 8 of the Underwriting Agreement, (v) the condition that the Underwriting Agreement shall not have been terminated pursuant to Section 8 or 14 thereof, and (vi) the condition that neither of the following has occurred: (A) in Party A’s good faith and commercially reasonable judgment, Party A (or its Affiliate) is unable to borrow and deliver for sale a number of Shares equal to the Base Amount, or (B) in Party A’s good faith and commercially reasonable judgment Party A (or its Affiliate) would incur a Stock Loan Fee of more than a rate equal to 200 basis points per annum to do so (in which event this Confirmation shall be effective but the Base Amount for the Transaction shall be the number of Shares Party A (or an Affiliate thereof) is required to deliver in accordance with Section 1(b) of the Underwriting Agreement).

Representations and Agreements of Party A and Party B:

Each of Party A and Party B represents, warrants and covenants that it:

(a) (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (iii) is entering into the Transaction for a bona fide business purpose;

(b) is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially its ability to perform its obligations hereunder; and

(c) will by the next succeeding Local Business Day notify the other party upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default in respect of which it is the Defaulting Party.

Additional Representations, Warranties and Agreements of Party B: Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)	Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)	Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall be issuable at such time upon settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(c)

Party B agrees to provide Party A with at least three days’ written notice (an “Issuer Repurchase Notice”) prior to executing any repurchase of Shares by Party B or any of its subsidiaries (or entering into any contract that would require, or give the option to, Party B or any of its subsidiaries, to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that alone or in the aggregate would result in the Base Amount Percentage (as defined below) being (i) equal to or greater than 9.0% of the outstanding Shares and (ii) greater by 0.5% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any). The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the sum of (i) the Base Amount, and (ii) the “Base Amount,” as such term is defined in the confirmation dated as of May 12, 2025 between Party A and Party B relating to a substantially identical forward transaction with respect to 832,562 Shares (the “Base Confirmation”) and (2) the denominator of which is the number of Shares outstanding on such day.

(d)	No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under state securities laws.

(e)	Party B agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Base Amount Percentage would be equal to or greater than 9.0%.

(f)	Party B is not insolvent, nor will Party B be rendered insolvent as a result of the Transaction.

(g)	Neither Party B nor any of its Affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Party B or any of its Affiliates or any purchases by a party to a derivative transaction with Party B or any of its Affiliates), either under this Confirmation, under an agreement with another party or otherwise, that Party B reasonably believes would cause any purchases of Shares by Party A or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Party B.

(h)	Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(i)	Party B is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(j)	In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement if, in the reasonable judgment of either Party A or Party B, such settlement or Party A’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(k)	Party B (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million as of the date hereof.

(l)	Party B acknowledges and agrees that:

(i)	during the term of the Transaction, Party A and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)	Party A and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to the Transaction;

(iii)	Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in Party B’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the 10b-18 VWAP;

(iv)	any market activities of Party A and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and 10b-18 VWAP, each in a manner that may be adverse to Party B; and

(v)	the Transaction is a derivatives transaction in which it has granted Party A the right, under certain circumstances, to receive cash or Shares, as the case may be; Party A may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Party B under the terms of the Transaction.

(m)	Party B will notify Party A within five Exchange Business Days of obtaining knowledge of the occurrence of any event that would constitute a Potential Adjustment Event (or, if earlier, the date on which it publicly discloses such Potential Adjustment Event).

Covenant of Party B:

Subject to the provisions of “Private Placement Procedures” below, the parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an Affiliate of Party A) to securities lenders from whom Party A (or an Affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders (provided that such Shares may be subject to restrictions if the status of any such securities lender would cause any such resale restrictions to apply by virtue of such securities lender’s share ownership in Party B, status as an Affiliate of Party B or otherwise), irrespective of whether such stock loan is effected by Party A or an Affiliate of Party A. Accordingly, subject to the provisions of “Private Placement Procedures” below, Party B agrees that the Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)	Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return Shares to securities lenders to close out open Share loans created by Party A or an Affiliate of Party A in the course of Party A’s or such Affiliate’s hedging activities related to Party A’s exposure under this Confirmation.

(b)	In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of the Transaction, Party A shall use its commercially reasonable efforts to conduct its activities, or cause its Affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing).

The parties hereto agree and acknowledge that (1) at any point prior to any Insolvency Filing in respect of the Issuer, Party B shall have the unilateral right to elect Physical Settlement of the Transaction pursuant to the provisions set forth above under the heading “Settlement Terms”; and (2) the Transaction shall automatically terminate on the date of any Insolvency Filing pursuant to the provisions set forth in the immediately preceding paragraph only if and to the extent that Party B failed to elect Physical Settlement of the Transaction pursuant to the provisions set forth above under the heading Settlement Terms prior to the relevant Insolvency Filing.

Extraordinary Dividends:

If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of the Transaction), Party B shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of such Extraordinary Dividend and the Base Amount to Party A on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares or (ii) the Maturity Date. “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.

Acceleration Events:

The following events shall each constitute an “Acceleration Event”:

(a)	Stock Borrow Events. In the good faith commercially reasonable judgment of Party A (i) Party A (or its Affiliate) is unable to hedge Party A’s exposure to the Transaction because (A) of the lack of sufficient Shares being made available for Share borrowing by lenders, or (B) Party A (or an Affiliate of Party A) would incur a Stock Loan Fee to hedge its exposure to the Transaction that is greater than a rate of 200 basis points per annum (each, a “Stock Borrow Event”);

(b)

Dividends and Other Distributions. On any day occurring after May 12, 2025, Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date (with May 12, 2025 being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as reasonably determined by Party A;

(c)	ISDA Early Termination Date. Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;

(d)	Other ISDA Events. The announcement of any event that if consummated, would result in an Extraordinary Event or the occurrence of any Change in Law (other than as specified in clause (Y) of the definition thereof) or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Party A on the Trade Date”; or

(e)	Ownership Event. In the good faith, reasonable judgment of Party A, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies) (an “Ownership Event”).

For purposes of clause (e) above, the “Share Amount” as of any day is the number of Shares that Party A and any of its Affiliates and any person whose ownership position would be aggregated with that of Party A, including any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part (Party A or any such person or group, a “Party A Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Party B that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Party A in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations (other than any filing under Section 13 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or would result in an adverse effect on a Party A Person, under any Applicable Restriction, as determined by Party A in its reasonable discretion (it being understood that reporting obligations under Section 13 or Section 16 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date, will not be deemed to have an adverse effect), minus (y) 1% of the number of Shares outstanding.

Materially Increased Costs:

Upon the occurrence of any Change in Law specified in clause (Y) of the definition thereof, Party A and Party B agree to negotiate in good faith for at least five Exchange Business Days (the “Amendment Period”) to amend this Confirmation to take account of the resulting “materially increased cost” as such phrase is used in clause (Y) of the definition of “Change in Law.” Such amendment may, if agreed by Party A and Party B, result in a Change in Law to which an Acceleration Event applies. If, after negotiating in good faith during the Amendment Period to so amend this Confirmation, Party A and Party B are unable to agree upon such an amendment, the relevant Change in Law specified in clause (Y) of the definition thereof shall constitute an Acceleration Event, notwithstanding any language in clause (d) under the heading “Acceleration Events” above to the contrary. The Calculation Agent may, in connection with a Termination Settlement following such Acceleration Event, reduce the Forward Price to compensate Party A for any “materially increased costs” incurred during the Amendment Period. Any Change in Law that results in Party A (or an Affiliate of Party A) incurring a Stock Loan Fee to hedge its exposure to the Transaction that is equal to or less than a rate equal to 200 basis points per annum shall not constitute a “materially increased cost” for purposes of clause (Y) of the definition of “Change in Law” (but may, for the avoidance of doubt, result in a reduction to the Forward Price pursuant to the provisions opposite the caption “Additional Adjustment” above).

Termination Settlement:

Upon the occurrence of any Acceleration Event, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Party A pursuant to the preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date.

Private Placement Procedures:

Notwithstanding anything to the contrary contained in Section 9.11 of the 2002 Definitions, if Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Party A otherwise determines that in its reasonable opinion based on the advice of counsel any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its Affiliates to securities lenders as described under “Covenant of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A; provided that Party A may not otherwise determine that the Settlement Shares are Restricted Shares based solely upon Party A or an Affiliate thereof not having borrowed and sold a number of Shares equal to the Base Amount on or before the Effective Date pursuant to the Registration Statement (as defined in the Underwriting Agreement) with delivery of the Prospectus (as defined in the Underwriting Agreement) if there has been no change in law or a change in the policy of the Securities and Exchange Commission or its staff.

Rule 10b5-1:

It is the intent of Party A and Party B that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that (i) during any Unwind Period Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or Affiliate) in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act, and Party B has acted and will act in good faith with respect to the foregoing.

Party B hereby agrees with Party A that during any Unwind Period Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any employee of Party A, other than Kevin Cheng and Nicholas Greenberg, or Matthew Danton and Sayira Santana or any other designee confirmed in writing by Party A. For purposes of the Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, contained in a public filing made by Party B with the Securities and Exchange Commission, or otherwise disseminated in a manner permitted by the rules and regulations of the Securities and Exchange Commission, and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than a number of Shares equal to 150% of the initial Base Amount to Party A, subject to reduction by the amount of any Shares delivered by Party B on any prior Settlement Date.

Transfer and Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any Affiliate of Party A that has at the time of such assignment or transfer the same or better creditworthiness as Party A so long as (a) any guarantee of Party A’s obligations hereunder continues to remain in full force and effect with respect to such assignee or transferee, (b) such assignee or transferee is organized under the laws of the United States or any State thereof; (c) Party B will not be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay Party A in the absence of such assignment or transfer; (d) Party B will not receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment or transfer, unless Party A would be required to pay to Party B amounts under Section 2(d)(i)(4) of the Agreement in respect of such Tax; (e) no Event of Default, Potential Event of Default, Termination Event, Additional Adjustment or Acceleration Event will occur as a result of such assignment or transfer; (f) prior to such assignment or transfer, Party A shall have caused such assignee or transferee to make such payee tax representations and to provide such tax representations as may be reasonably requested by Party B to permit Party B to determine that the assignment or transfer complies with the requirements of this paragraph; and (g) such assignment or transfer will not cause a deemed exchange for Party B of the Transaction under Section 1001 of the Code (as defined below). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of the Transaction and any such designee may assume such obligations. Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Indemnity:

Party B agrees to indemnify Party A and its Affiliates and their respective directors, officers, agents and controlling parties (Party A and each such Affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Party B in this Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable documented expenses (including reasonable documented legal fees and expenses) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, but only to the extent that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from such breach. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Party A’s gross negligence, fraud, willful misconduct or breach of this Confirmation or the Agreement.

Notice:

Non-Reliance:	Applicable.
Additional Acknowledgments:	Applicable.
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

4.	The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this Confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not be entitled to take delivery of any Shares deliverable hereunder (whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, and after taking into account any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would exceed the Post-Effective Limit or (ii) the Section 16 Percentage would exceed 9.0%. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, and after taking into account any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would exceed the Post-Effective Limit or (ii) the Section 16 Percentage would exceed 9.0%. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, and after taking into account any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would not exceed the Post-Effective Limit and (ii) the Section 16 Percentage would not exceed 9.0%. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its Affiliates or any other person subject to aggregation with Party A for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Party A hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Party A shall be permitted to make any payment due in respect of such Shares to Party B in two or more tranches that correspond in amount to the number of Shares delivered by Party B to Party A pursuant to the immediately preceding paragraph.

Wall Street Transparency and Accountability Act:

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or an amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Acceleration Event or Illegality (as defined in the Agreement)).

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

To:	Barclays Bank PLC
c/o Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Attention: Kevin Cheng
Phone: (+1) 212-526-8627
Facsimile: (+1) 917-522-0458
Email: kevin.cheng@barclays.com

Address for notices or communications to Party B:

To:	Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103
Attention: Darryl Sagel
Phone: 314-554-4108
Email: dsagel@ameren.com

(b)	Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

Acknowledgements:

The parties hereto intend for:

(a)	the Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)	a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)	Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)	all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

If Party A is a bank regulated by the Federal Deposit Insurance Corporation, (i) Party A recognizes and intends that the Transaction is, and shall constitute, a “qualified financial contract” as that term is defined in 12 U.S.C. §1821(e)(8)(D)(i), as the same may be amended, modified, or supplemented from time to time; and (ii) Party A represents and warrants that it is authorized by appropriate corporate action under applicable law to enter into the Transaction as evidenced by the execution hereof by an officer of Party A at the level of vice president or higher.

Severability:

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Tax Matters:

(a)	For the purpose of Section 3(e) of the Agreement, each of Party A and Party B makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement and any other payments of interest) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) of this paragraph and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(b)	For the purpose of Section 3(f) of the Agreement:

(i)	Party A makes the following representation(s):

(A)	Each payment received or to be received by it in connection with the Agreement is effectively connected with its conduct of a trade or business within the United States.

(B)	It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(ii)	Party B makes the following representation(s):

(A)	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(B)	It is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware, and is an exempt recipient under Section 1.6049-4(c)(1)(ii)(A) of the United States Treasury Regulations.

(c)	For the purpose of Sections 4(a)(i) and (ii) of the Agreement, (x) Party B agrees to deliver to Party A one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and (y) Party A agrees to deliver to Party B one duly executed and completed United States Internal Revenue Service Form W-8ECI (or successor thereto).

(d)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in subsection (a) of “Tax Matters” in this Confirmation and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(e)	HIRE Act. “Tax” as used in subsection (a) of “Tax Matters” in this Confirmation and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(f)	305(c) Dividend. In no event shall Party B be required to pay an additional amount to Party A under Section 2(d)(i)(4) of the Agreement in respect of any amounts treated as dividends under Section 305(c) of the Code.

Delivery of Cash:

For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Party B to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40-25 (formerly EITF 00-19) as in effect on the Trade Date (including, without limitation, where Party B so elects to deliver cash or fails timely to elect to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting (i) the Private Placement Procedures set forth in Annex A hereto, (ii) the payment of cash pursuant to the provisions set forth in Section 3 under the heading “Extraordinary Dividends” or (iii) any damages that may be payable by Party B as a result of breach of this Confirmation.

Other Forwards:

Party A acknowledges that Party B has entered into three substantially identical forward transactions for the Shares on the date hereof (the “Other Additional Forwards”) with Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Assocation and Wells Fargo Bank, National Association (the “Other Forward Counterparties”). Party A and Party B agree that if Party B designates a Settlement Date with respect to any of the Other Additional Forwards and for which Cash Settlement or Net Share Settlement is applicable, and the resulting “Unwind Period” for any such Other Additional Forward coincides for any period of time with an Unwind Period for the Transaction (the “Overlap Unwind Period”), Party B shall give written notice to Party A prior to the commencement of such Overlap Unwind Period (which written notice shall indicate whether the relevant Overlap Unwind Period coincides with an “Unwind Period” under one, two or three of the Other Additional Forwards), and, subject to the immediately following paragraph, Party A shall only be permitted to purchase Shares to unwind its hedge in respect of the Transaction on, and the resulting Unwind Period shall include only, every second Exchange Business Day that is not a Suspension Day during such Overlap Unwind Period (in the case of an Overlap Unwind Period that coincides with an “Unwind Period” under one of the Other Additional Forwards), every third Exchange Business Day that is not a Suspension Day during such Overlap Unwind Period (in the case of an Overlap Unwind Period that coincides with “Unwind Periods” under two of the Other Additional Forwards) or every fourth Exchange Business Day that is not a Suspension Day during such Overlap Unwind Period (in the case of an Overlap Unwind Period that coincides with “Unwind Periods” under all three of the Other Additional Forwards), in each case, as notified by Party B, commencing on the first, second, third or fourth Exchange Business Day of such Overlap Unwind Period, as notified by Party B.

Party A additionally acknowledges that Party B has entered into three substantially identical forward transactions for the Shares on May 12, 2025 (the “Other Base Forwards” and, together with the Other Additional Forwards, the “Other Forwards”) with each of the Other Forward Counterparties. Party A and Party B agree that if Party B designates a Settlement Date with respect to any of the Other Base Forwards and for which Cash Settlement or Net Share Settlement is applicable, and the resulting “Unwind Period” for any such Other Base Forward coincides for any period of time with an Unwind Period for the Transaction (the “Other Overlap Unwind Period”), Party B shall give written notice to Party A prior to the commencement of such Other Overlap Unwind Period (which written notice shall indicate whether the relevant Other Overlap Unwind Period coincides with an “Unwind Period” under one, two or three of the Other Base Forwards), and Party A shall only be permitted to purchase Shares to unwind its hedge in respect of the Transaction on, and the resulting Unwind Period shall include only, every second Exchange Business Day that is not a Suspension Day during such Other Overlap Unwind Period (in the case of an Other Overlap Unwind Period that coincides with an “Unwind Period” under one of the Other Base Forwards), every third Exchange Business Day that is not a Suspension Day during such Other Overlap Unwind Period (in the case of an Other Overlap Unwind Period that coincides with “Unwind Periods” under two of the Other Base Forwards) or every fourth Exchange Business Day that is not a Suspension Day during such Other Overlap Unwind Period (in the case of an Other Overlap Unwind Period that coincides with “Unwind Periods” under all three of the Other Base Forwards), in each case, as notified by Party B, commencing on the first, second, third or fourth Exchange Business Day of such Other Overlap Unwind Period, as notified by Party B (each such Exchange Business Day on which Party A shall be permitted to purchase Shares in accordance with this paragraph and the immediately preceding paragraph, an “Overlap Observation Day”). For the avoidance of doubt, the operation of this “Other Forwards” provision shall not be deemed to give rise to a Disrupted Day or other adjustment to the Transaction.

Role of Agent:

Each of Party A and Party B acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Party A under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Party A and the Agent have not given, and Party B is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Party A or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Party B acknowledges that the Agent is an affiliate of Party A. Party A will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

5.	Regulatory Provisions:

Time of Dealing:

The time of dealing for the Transaction will be confirmed by Party A upon written request by Party B. The Agent will furnish to Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

Method of Delivery:

Whenever delivery of funds or other assets is required hereunder by or to Party B, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Party A and Party B shall be transmitted exclusively through the Agent.

EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol:

The parties agree that the terms of the 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 17 December 2020 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly) and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. For the purposes of this section:

Party A is a Portfolio Data Sending Entity and Party B is a Portfolio Data Receiving Entity.

Party A and Party B may use a Third Party Service Provider, and each of Party A and Party B consents to such use including the communication of the relevant data in relation to Party A and Party B to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

The Local Business Days for such purposes in relation to Party A and Party B is New York, New York, USA.

The following are the applicable email addresses:

Portfolio Data:

Party A: MarginServicesPortRec@barclays.com

Party B: dsagel@ameren.com

Notice of discrepancy:

Party A: PortRecDiscrepancy@barclays.com

Party B: dsagel@ameren.com

Dispute Notice:

Party A: EMIRdisputenotices@barclays.com

Party B: dsagel@ameren.com

NFC Representation:

Party B represents and warrants to Party A (which representation and warranty will be deemed to be made under the Agreement and repeated at all times while the “Transaction” under this Confirmation under the Agreement remains outstanding, unless Party B notifies Party A promptly otherwise of any change in its status from that represented) that:

(a)	it is an entity established outside the European Union and the United Kingdom of Great Britain and Northern Ireland (the “UK”) that would constitute (i) a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (“EMIR”)) if it were established in the European Union, and (ii) a non-financial counterparty (as defined in EMIR as it forms part of “retained EU law” (as defined in the European Union (Withdrawal) Act 2018 (as amended from time to time)) (“UK EMIR”)) if it were established in the United Kingdom; and

(b)	as at the date of the trade, the entity would not have executed a sufficient amount of derivative activity such that the month-end average notional during the previous 12 months would classify the entity as exceeding the “clearing” threshold, as established by EMIR or UK EMIR, as relevant, if the entity were established in the European Union or the United Kingdom.

Bail-in Protocol:

The parties agree that the provisions set out in the attachment (the “Attachment”) to the ISDA 2016 Bail-in Article 55 BRRD Protocol (Dutch/French/German /Irish/Italian/Luxembourg/Spanish/UK entity-in-resolution version) are incorporated into and form part of the Agreement, provided that the definition of “UK Bail-in Power” in the Attachment shall be deleted and replaced with the following definition:

“UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

The Agreement shall be deemed a “Protocol Covered Agreement” for the purposes of the Attachment and the Implementation Date for the purposes of the Attachment shall be deemed to be the date of this Confirmation. In the event of any inconsistencies between the Attachment and the other provisions of the Agreement, the Attachment will prevail.

Contractual Recognition of UK Stay Resolution:

Notwithstanding anything contained in the Agreement, the parties agree that the provisions of the 2020 UK (PRA Rule) Jurisdictional Module (the “UK Module”) published by ISDA on 22 December 2020, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to “Covered Agreement” were references to the Agreement, and on the basis that: (i) Party A shall be treated as a “Regulated Entity” and as a “Regulated Entity Counterparty” with respect to Party B, (ii) Party B shall be treated as a “Module Adhering Party” and (iii) references to the “Implementation Date” in the UK Module shall be deemed to be the date of this Confirmation.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

BARCLAYS BANK PLC

By:	/s/ Kevin Cheng
Name: Kevin Cheng
Title: Authorized Signatory

[Signature Page to Additional Confirmation]

Confirmed as of the date first written above:

Yours faithfully,

AMEREN CORPORATION

By:	/s/ Darryl T. Sagel
Name: Darryl T. Sagel
Title: Vice President and Treasurer

[Signature Page to Additional Confirmation]

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

Forward Price Reduction Date	Forward Price Reduction Amount
May 12, 2025	USD	0.00
June 10, 2025	USD	0.710
September 9, 2025	USD	0.710
December 9, 2025	USD	0.710
March 10, 2026	USD	0.750
June 9, 2026	USD	0.750
September 8, 2026	USD	0.750
December 8, 2026	USD	0.750

Schedule I-1

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)	If Party B delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Party B to Party A (or any Affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such Affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A. In the case of a Private Placement Settlement, Party A shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Party A hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares based on actual charges or discounts given. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.

(ii)	If Party B delivers any Restricted Shares in respect of the Transaction, Party B agrees that (i) such Shares may be transferred by and among Party A and its Affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such Affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its Affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such Affiliate of Party A).

Annex A-1